EXHIBIT 99.1

DEEP WELL RECEIVES $3 MILLION FINANCING

DECEMBER 12, 2012 – 08:00 EST

EDMONTON, ALBERTA - (Marketwire - December 12, 2012) - Deep Well Oil & Gas, Inc. (and its subsidiaries - "Deep Well" or "Company") (OTCQB: DWOG - News) is pleased to announce that it has secured a private placement financing for $3 million U.S. with one investor.

Deep Well successfully closed an equity investment as of November 23, 2012 for $3 million U.S. for 42,857,142 units at a price of U.S. $0.07 per unit. Included in the subscription are 42,857,142 common shares plus purchase warrants to acquire an additional 42,857,142 common shares at a price of $0.105 U.S. per common share. The warrants are exercisable for a period of three years.

These funds have allowed Deep Well to initiate the first phase of its Horizontal Cyclic Steam Stimulation ("HCSS") thermal recovery project of the Sawn Lake heavy oil reservoir. Deep Well is pleased to announce that it has completed its environmental assessment of its proposed HCSS project area located on the north half section 10-92-13W5M and will be filing this assessment with the Energy Resources Conservation Board. Deep Well also previously engaged drilling, completion and facilities engineers who have begun the planning and pre-drilling work for Deep Well's HCSS central processing padsite facility and horizontal well paths on the North half of section 10-92-13W5M.

Deep Well holds, through its wholly owned subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd, working interests in 68 contiguous sections of oil sands leases in the Peace River oil sands area in Alberta, Canada. Deep Well's oil sands leases cover 43,015 gross acres (17,408 gross hectares) of land.

Statements relating to “reserves” or “contingent resources” or “prospective resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves, contingent resources or prospective resources described exist in the quantities predicted or estimated, and can be profitably produced in the future. Investors are cautioned not to assume that any part or all of the probable or possible reserves, contingent resources or prospective resources described herein will ever be converted to proved reserves.

This news release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Deep Well Oil & Gas, Inc. (OTCQB Marketplace: DWOG - News)

Contact:

Deep Well Oil & Gas, Inc.

1 780 409 8144

info@deepwelloil.com

www.deepwelloil.com